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                                                                     Exhibit A-4

                           THE STATE OF NEW HAMPSHIRE

                             RECORD OF ORGANIZATION

                                       OF

                      GRANITE STATE GAS TRANSMISSION, INC.

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                              ARTICLES OF AGREEMENT

     We, the undersigned, being all of lawful age, do hereby associate ourselves together for the purpose of forming a corporation under the provisions of Chapter 274 of the Revised Laws of New Hampshire.

                                    ARTICLE I

     The name of this corporation shall be Granite State Gas Transmission, Inc.

                                   ARTICLE II

     The objects for which this corporation is established are:

(1) To engage in, conduct, and carry on the business of owning and operating a pipeline or pipelines for the transportation and sale of natural, manufactured, liquefied petroleum gases or any mixture thereof or other substances or materials capable of being transported by pipeline an in connection therewith to manufacture, purchase or otherwise acquire, store, transport, transmit, furnish, distribute and sell natural, manufactured, liquefied petroleum gases or any mixture thereof, or other inflammable gaseous substances or materials; to install, erect, and construct facilities for the storing and transporting of such gases and to carry on such business either as a private corporation or as a public utility subject to regulation by the New Hampshire Public Utilities Commission.

(2) To purchase, construct, lease or otherwise acquire, and to hold, enjoy, operate, deal in, develop, improve, or otherwise use, sell, mortgage, pledge, or otherwise dispose of, merchandise and personal property of every kind and description, manufactured, or partly manufactured, articles, trade-marks and trade names, patents, patent rights and privileges, inventions, improvements, secret processes and all other property, tangible or intangible, of every sort and nature.

(3) To buy, or otherwise acquire, hold and improve, mortgage, exchange, lease, sell, or otherwise dispose of improved or unimproved lands and real estate of every description

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and any and all rights or interests therein; t erect, construct, occupy, use, manage, conduct, hold, maintain and operate buildings, structures and facilities useful in the business of the corporation, on lands of the corporation, or upon any other land; generally to deal in and with and improve the real property of the corporation.

(4) To purchase, subscribe for, or otherwise acquire, register, hold, sell, assign, transfer, pledge or otherwise dispose of, or deal in so far as may be permitted by law, stock, shares, bonds, notes and other securities and evidences of interest in or indebtedness of any person, firm or corporation of this or any other state, including this corporation; and while the owner or holder thereof to exercise all rights, powers, and privileges of ownership in the same manner that individuals might do; provided, however, that this corporation shall in no case directly or indirectly vote upon any shares of its own stock and further provided, that this corporation shall not purchase shares of its own stock when such purchase would render the corporation insolvent.

(5) To carry on in connection with the foregoing any other business advantageous to the business of the corporation and in general to do and perform every other act and thing, and carry on every other business whatsoever, convenient or proper for the accomplishment of any of the purposes or the carrying on of any of the business of the corporation; in the transaction of any business of the corporation to act either as principal or agent; and to use and exercise all the power conferred by the laws of the State of New Hampshire upon business corporations.

                                   ARTICLE III

The principal place of business of the corporation shall be located at Portsmouth, in the County of Rockingham, and the State of New Hampshire, but the corporation may carry on any portion of its business at other places within or without said State. Any meeting of the stockholders of the corporation may be held either within or without the State of New Hampshire.

                                   ARTICLE IV

The capital stock of the corporation shall consist of ten thousand (10,000) shares of common stock having a par value of one dollar ($1.00) per share, each share of which shall be entitled to one vote and shall be on a par in all respects with every other share.

                                    ARTICLE V

The first meeting of the incorporators shall be held at the office of Sulloway, Jones Hollis & Godfrey, 3 Capitol Street, Concord, New Hampshire, on the 21st day of October, 1955, at 9:30 o'clock in the forenoon.